Exhibit 99.1

                                    macy's inc.

Contacts:

                                                                                                                                                                        Media - Jim Sluzewski

                                                                                                                                                                          513/579-7764

                                                                                                                                                                        Investor - Susan Robinson

                                                                                                                                                              513/579-7780

FOR IMMEDIATE RELEASE

 MACY'S, INC. SAME-STORE SALES UP 3.4% IN JANUARY

Newly unified organization structure and My Macy's localization drive growth;

Company raises Q4 earnings guidance significantly on

better-than-expected sales, expense management and gross margins

CINCINNATI, Ohio, February 4, 2010 – Macy's, Inc. today reported total sales of $1.255 billion for the four weeks ended Jan. 30, 2010, an increase of 3.4 percent compared with total sales of $1.213 billion in the four weeks ended Jan. 31, 2009. On a same-store basis, Macy's, Inc. sales were also up 3.4 percent in January.

For the 13-week fourth quarter of fiscal 2009, Macy's, Inc.'s sales totaled $7.851 billion, down 1.0 percent from total sales of $7.934 billion for the final 13 weeks of 2008. On a same-store basis, the company's fourth quarter sales were down 0.8 percent. This is better than the company's guidance for fourth quarter sales to be down between 1 percent and 2 percent.

Online sales (macys.com and bloomingdales.com combined) were up 23.9 percent in January, 26.6 percent in the fourth quarter and 19.6 percent for fiscal 2009. Online sales positively affected the company's same-store sales by 0.7 percentage points in the fourth quarter and 0.6 percentage points in fiscal 2009 as a whole. Online sales are included in the same-store sales calculation for Macy's, Inc.

“Our fiscal year ended on a strong note, with performance throughout the fourth quarter driven by the unified organizational structure implemented at Macy's in 2009, as well as continued success in our My Macy's localization strategy,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc. “Through these two initiatives, as well as a strong sales performance at Bloomingdale's, we have been able to improve our sales trend, manage expenses, increase margins and accelerate cash flow – all of which have contributed to earnings that are higher than we had anticipated.

“Our company's sales and earnings results for the month and quarter reinforce the confidence we have in the strategic direction of our business. It's noteworthy that all 10 of Macy's top-performing geographic markets in 2009 were original My Macy's pilot districts, indicating ongoing momentum from the process of tailoring local assortments and shopping experiences as this strategy is rolling out nationally,” Lundgren said. "Now that we have implemented fundamental changes to Macy's operating and organization structure in 2009, we are moving into 2010 firmly focused on the execution of our strategies."

Given the better-than-expected sales, expense management and gross margins, as well as a favorable tax settlement (see below), Macy's, Inc. increased its previously provided earnings guidance for the fourth quarter of 2009. The company now expects fourth quarter earnings per share on a diluted basis to be $1.35 to $1.37, excluding restructuring-related costs, compared with previous guidance of $1.14 to $1.18 per share. For fiscal 2009 as a whole, management expects earnings per share on a diluted basis to be $1.36 to $1.38, excluding restructuring-related costs, compared with previous guidance of $1.15 to $1.19 per share.

Included in the new fourth quarter guidance is a non-cash credit resulting from the settlement of the company's federal income tax examinations for fiscal years 2006, 2007, and 2008.  The credit, which is primarily attributable to the disposition of former subsidiaries, will reduce income tax expense by approximately $21 million and contribute 5 cents per diluted share to fourth quarter earnings.

For fiscal 2009 as a whole, Macy's, Inc. sales totaled $23.491 billion, down 5.6 percent from total sales of $24.892 billion in fiscal 2008. On a same-store basis, Macy's, Inc.'s fiscal 2009 sales were down 5.3 percent.

Macy's, Inc. is slated to report its fourth quarter earnings on Tuesday, Feb. 23, and will webcast a call with financial analysts and investors that day at 11 a.m. (ET). Note this is a change from the customary time of the conference call in order to avoid a timing conflict with Target Corporation's quarterly conference call. Macy's, Inc.'s webcast is accessible to the media and general public via the company's Web site at www.macysinc.com. Analysts and investors may call in on 1-877-704-5384, passcode 9746550. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2009 sales of $23.5 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com and bloomingdales.com. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom).